Exhibit 99.1

SEAWORLD ANNOUNCES PARTNERSHIP WITH MIRAL TO DEVELOP SEAWORLD ABU DHABI

Miral partners with SeaWorld to create a next-generation marine life themed park experience and the UAE’s first Marine Life Research, Rescue, Rehabilitation and Return Center by 2022

ORLANDO, Fla., Dec. 13, 2016 – Miral and SeaWorld Entertainment, Inc. (NYSE:SEAS) (“SeaWorld”) today announced their partnership to develop SeaWorld Abu Dhabi, a first-of-its-kind marine life themed park on Yas Island. This next generation SeaWorld Abu Dhabi will also include the United Arab Emirates’ (“UAE”) first dedicated marine life research, rescue, rehabilitation and return center with world-class facilities and resources for the care and conservation of local marine life. SeaWorld Abu Dhabi will be the first new SeaWorld without orcas, and will integrate up-close animal experiences, mega attractions and a world class aquarium, bringing the latest technology in visitor engagement.

The partnership brings together Miral’s expertise in developing Yas Island’s portfolio of destinations with SeaWorld’s 50-plus years of theme park, veterinary medicine, marine science and zoological practice and experience.

“Abu Dhabi is becoming a first choice destination for regional and global travelers by combining culture, heritage and unique leisure experiences into one compelling proposition. SeaWorld Abu Dhabi further strengthens Yas Island’s position as the global tourism destination,” said His Excellency Mohamed Khalifa Al Mubarak, Chairman of Miral.  “This announcement reflects the emirate’s ambition to create a sustainable, diversified economy, with tourism as one of its core pillars. Abu Dhabi continues to build sustainable partnerships that deliver on its strategic 2030 Vision, to transform and pioneer new destinations that are recognized for world class quality, authenticity and innovation on every level.”

Joel Manby, President and Chief Executive Officer of SeaWorld said: “We are excited to announce our first international expansion and our partnership with Miral as we design a next generation SeaWorld that engages, educates and inspires, a blueprint brought to life in Abu Dhabi. This new park, combined with a dedicated research, rescue, rehabilitation and return facility focused on marine life care and conservation, continues SeaWorld’s legacy of marine life rescue that spans more than 50 years. This project presents an opportunity for collaboration and greater understanding of how species have adapted to the region’s unique marine environment, and to inspire the next generation of visitors, conservationists and animal care experts.”

SeaWorld Abu Dhabi’s research, rescue, rehabilitation and return center on Yas Island will be the first of its kind in the country, providing a state-of-the-art environment for local and global researchers, scientists and marine conservationists to assist them to better understand and learn from the region’s marine life habitats and conditions. Planned to open ahead of the marine life themed park, the facility will provide an important resource for UAE nationals and residents looking to develop or enhance expertise in marine life sciences and will serve as a hub for collaboration with local and international environmental organizations and projects.

Mohamed Al Zaabi, CEO of Miral said: “SeaWorld Abu Dhabi is a unique project for the region which complements our portfolio of attractions and enriches Yas Island as the most exciting destination for our visitors. As Abu Dhabi’s developer of unique and exciting destinations, the opportunity to design a next generation marine life themed park in partnership with SeaWorld is bold and ambitious.  Miral will continue to develop and create leading destinations on Yas Island that offer unique, immersive and exciting experiences for everyone.”

The addition of SeaWorld Abu Dhabi expands Miral’s destination portfolio on Yas Island, which is set to double visitor numbers to 48 million by 2022. The growth plans are part of Abu Dhabi’s vision to establish the emirate as a global tourism hub with unique attractions and world-class tourism infrastructure.

SeaWorld Abu Dhabi is set to open by 2022, and will complement Miral’s Yas Island destination portfolio of four themed parks, which includes Ferrari World Abu Dhabi, Yas Waterworld, and opening in 2018 the recently announced Warner Bros. World Abu Dhabi and Clymb.  Yas Island also offers a wide range of sporting and entertainment experiences that include Yas Marina Circuit, seven hotels, a year-round calendar of events, a live performance and concert arena, an 18-hole championship golf course, a marina, a beach and the increasingly popular shopping destination, Yas Mall.

About Miral

Miral is Abu Dhabi’s creator of destinations, uniting people and places through unique, immersive and exciting experiences. Responsible for the development and promotion of Yas Island, Miral’s assets encompass entertainment, hospitality, leisure, sport, dining, retail and real estate destinations. Today, Yas Island is home to Ferrari World Abu Dhabi, Yas Waterworld, Yas Links Golf Course, Yas Mall, Yas Marina Circuit, Yas Marina and seven hotels, including the flagship Yas Viceroy. For more information on Miral, visit www.miral.ae.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks across the United States. The company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. Additional information about SeaWorld Entertainment, Inc. can be found online at www.seaworldentertainment.com.  Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Media Inquiries:

Aimée Jeansonne Becka - SeaWorld

407-226-5258

Aimee.Jeansonne-Becka@SeaWorld.com

Ghaith Nazzal - Miral

communications@miral.ae

+971.50.611.7930

Investor Relations Inquiries:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com